Exhibit 99

GENERAL ELECTRIC COMPANY
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On March 31, 2020, General Electric Company (the “Company” or “GE”) completed the sale of its BioPharma business in its Healthcare segment to Danaher Corporation (“Danaher”) for $21.4 billion ($21.1 billion of total consideration, reflecting $0.3 billion of working capital adjustments to the contractual price).  The consideration consisted of $20.7 billion in cash and $0.4 billion of pension liabilities that were assumed by Danaher.  The Company received cash of $20.3 billion on March 31st and an additional $0.4 billion on April 1st.
The following unaudited pro forma condensed consolidated statement of financial position as of December 31, 2019 is presented as if the BioPharma sale transaction, as described in the notes to these unaudited pro forma condensed consolidated financial statements, had occurred on December 31, 2019.
The unaudited pro forma condensed consolidated statement of earnings (loss) for the year ended December 31, 2019, is presented as if the BioPharma sale transaction had occurred on January 1, 2019. The estimated gain on sale in connection with the BioPharma sale transaction is reflected in the unaudited pro forma condensed statement of financial position within retained earnings. The estimated gain on sale is not reflected in the unaudited pro forma condensed consolidated statement of earnings (loss) as it does not have a continuing impact on GE’s results.
The unaudited pro forma condensed consolidated financial information is subject to the assumptions and adjustments described in the accompanying notes. These assumptions and adjustments are based on information presently available. Actual adjustments may differ materially from the information presented. The unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of GE for each period presented and in the opinion of GE management, all adjustments and disclosures necessary for a fair presentation of the pro forma data have been made.
These unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial condition that would have been achieved had events reflected been completed as of the dates indicated or of the results that may be obtained in the future. These unaudited pro forma condensed consolidated financial statements and the notes thereto should be read together with GE’s audited consolidated financial statements and the notes thereto as of and for the year ended December 31, 2019, and Management’s Discussion and Analysis included in GE’s Annual Report on Form 10-K for the year ended December 31, 2019.

(1)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
As of December 31, 2019 (in billions)	As Reported	BioPharma Pro Forma Adjustments		Pro Forma

Assets
Cash, cash equivalents and restricted cash	$36.4	$20.5	(a)	$56.9
Investment securities	48.5	—		48.5
Current receivables	16.8	—		16.8
Inventories	14.1	—		14.1
Property, plant and equipment – net	43.3	—		43.3
Goodwill	26.7	—		26.7
Other intangible assets – net	10.7	—		10.7
Contract and other deferred assets	16.8	—		16.8
Assets of businesses held for sale	9.1	(8.7)	(b)	0.4
All other assets	43.6	—		43.6
Total assets	$266.0	$11.8		$277.8

Liabilities and equity
Short-term borrowings	$22.1	$—		$22.1
Accounts payable, principally trade accounts	15.9	—		15.9
Progress collections and deferred income	20.5	—		20.5
Other GE current liabilities	15.8	1.3	(c)	17.1
Long-term borrowings	67.2	—		67.2
Insurance liabilities and insurance annuity benefits	39.8	—		39.8
Non-current compensation and benefits	31.7	—		31.7
Liabilities of businesses held for sale	1.7	(1.4)	(b)	0.3
All other liabilities	21.6	0.1	(b)	21.7
Total liabilities	236.2	—		236.2

Preferred stock	—	—		—
Common stock	0.7	—		0.7
Accumulated other comprehensive income (loss) – net attributable to GE	(11.7)	0.8	(d)	(11.0)
Other capital	34.4	—		34.4
Retained earnings	87.7	10.9	(d)	98.7
Less common stock held in treasury	(82.8)	—		(82.8)
Total GE shareowners’ equity	28.3	11.7		40.0
Noncontrolling interests	1.5	—		1.5
Total equity	29.9	11.7		41.6
Total liabilities and equity	$266.0	$11.8		$277.8

Amounts may not add due to rounding.

(2)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (LOSS)
For the year ended December 31, 2019 (In billions; per-share amounts in dollars)	As Reported	BioPharma Pro Forma Adjustments (e)		Pro Forma

Revenues
Sales of goods	$58.9	$(3.1)		$55.8
Sales of services	28.5	(0.2)		28.4
GE Capital revenues from services	7.7	—		7.7
Total revenues	95.2	(3.3)		91.9

Costs and expenses
Cost of goods sold	48.4	(1.2)		47.2
Cost of services sold	21.6	(0.1)		21.5
Selling, general and administrative expenses	13.9	(0.6)		13.3
Interest and other financial charges	4.2	—		4.2
Insurance losses and insurance annuity benefits	3.3	—		3.3
Goodwill impairment	1.5	—		1.5
Non-operating benefit costs	2.8	—		2.8
Other costs and expenses	0.5	—		0.5
Total costs and expenses	96.3	(2.0)		94.3

Other income	2.2	(0.1)		2.2
GE Capital earnings (loss) from continuing operations	—	—		—

Earnings (loss) from continuing operations before income taxes	1.1	(1.4)		(0.2)
Benefit (provision) for income taxes	(0.7)	0.9	(f)	0.2
Earnings (loss) from continuing operations	0.4	(0.5)		(0.1)
Less net earnings (loss) attributable to noncontrolling interests	—	—		—
Preferred stock dividends	(0.5)	—		(0.5)
Net earnings (loss) from continuing operations attributable to GE common shareowners	$—	$(0.5)		$(0.5)

Per-share amounts
Earnings (loss) from continuing operations
Diluted earnings (loss) per share	$(0.01)			$(0.06)
Basic earnings (loss) per share	$(0.01)			$(0.06)

Average equivalent shares (in millions)
Diluted	8,724			8,724
Basic	8,724			8,724

Amounts may not add due to rounding.

(3)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The following items resulted in adjustments in the unaudited pro forma condensed consolidated financial information:

a.	Adjustment represents $20.7 billion of cash consideration from the sale of our BioPharma business less $0.2 billion of estimated cash costs directly associated with the transaction.

b.	Adjustments represent the elimination of assets and liabilities held for sale attributable to BioPharma.

c.
Adjustment represents an increase in current tax liabilities of $1.4 billion as a result of the gain recognized on the sale of BioPharma offset by the elimination of $0.1 billion current tax liabilities attributable to BioPharma.

d.	Adjustments reflect the pre-tax gain on sale of BioPharma of $12.3 billion ($10.9 billion net of tax) calculated as follows:

(In billions)
Cash received (net of selling and other expenses)		$20.5
Less: GE's carrying value in BioPharma ($8.7 billion assets less $1.4 billion liabilities)	$7.3
Less: Release of accumulated other comprehensive loss (primarily foreign currency translation)	0.8
		$8.1

Pro forma gain before income taxes		$12.3
Benefit (provision) for income taxes		(1.4)
Pro forma net gain on sale of BioPharma		$10.9
Amounts may not add due to rounding.

The proforma net gain of $10.9 billion is reflected as an adjustment to retained earnings. This amount is based on historical information as of December 31, 2019 for GE’s carrying value and related amount of accumulated other comprehensive loss. The actual net gain will be based on GE’s carrying value in BioPharma as of March 31, 2020.

e.
Adjustments reflect the elimination of revenues, costs and expenses directly attributable to BioPharma. Adjustments do not include certain general corporate and segment overhead costs previously allocated to BioPharma that will have a continuing effect on GE post-closing.

f.	Adjustment reflects the estimated income tax effect of the pro forma adjustments at a statutory rate plus a discrete tax charge recognized by GE in 2019 directly related to BioPharma of $0.6 billion.

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